Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna Torma

(512) 433-5312

FORESTAR COMPLETES

ACQUISITION OF CREDO PETROLEUM

Credo adds:

•                  Proven reserves of 4.1 million BOE as of October 31, 2011

•                  Current production of 1,187 barrels of oil equivalent per day

•                  Over 135,000 net mineral acres in oil-rich basins, including 6,000 net mineral acres in the core of the Bakken and Three Forks formations

AUSTIN, TEXAS, September 28, 2012—Forestar Group Inc. (NYSE: FOR) today announced the completion of its acquisition of CREDO Petroleum Corporation (“Credo”) for approximately $146 million in cash, excluding closing costs.  The company funded the purchase with borrowings under its senior credit facility and available cash.

“We are confident this strategic transaction will generate solid returns and accelerate the value to be realized from our oil and gas assets,” said Jim DeCosmo, president and chief executive officer of Forestar.  “The acquisition of Credo is expected to double production and reserves, provide meaningful ownership in strategic oil and gas basins and further enhance our transparency and disclosure.  In addition, we expect the acquisition to be accretive to earnings in 2013, create a meaningful oil and gas platform and further enhance shareholder value going forward.”

Credo is an oil and gas exploration, development and production company based in Denver, Colorado which owns leasehold interests in over 135,000 net mineral acres. Formations include the Bakken and Three Forks of North Dakota, Lansing — Kansas City in Kansas and Nebraska, and Tonkawa and Cleveland in the Texas Panhandle.  Credo owns working interests in approximately 380 producing wells and overriding royalty interests in approximately 1,200 wells.

“Credo is in the early stages of development relative to its position in the prolific Bakken and Three Forks formations. We are just now beginning to see production growth as oil was up over 90% in fiscal third quarter 2012 compared with third quarter 2011. Going forward, we expect significant production and reserve growth in the Bakken and Three Forks as well as a meaningful contribution from exploration and drilling activity in Kansas, Nebraska and Texas.  Following this transaction, Forestar has a solid balance sheet with over $160 million in available liquidity, and is well positioned to accelerate value realization, capitalize on growth opportunities and grow net asset value”, concluded Mr. DeCosmo.

About Forestar Group

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of the second quarter 2012, the real estate segment owns directly or through ventures almost 145,000 acres of real estate located in eight states and twelve markets in the U.S.  The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 72 entitled, developed and under development projects in seven states and eleven markets encompassing almost 15,600 acres, comprised of almost 24,000 planned residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning.  These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including our ability to achieve the synergies and value creation contemplated by the merger with Credo, our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters.  Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.